Exhibit 1.1

November 12, 2018

Mr. James Brannen

President & CEO

Federal Savings Bank

633 Central Avenue

Dover, NH 03820

Re:	Services of Conversion Agent and Data Processing Records Management Agent

Dear Mr. Brannen:

This letter agreement (this “Agreement”) confirms the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”) by Federal Savings Bank (the “Bank”), on behalf of both itself and the Company (as defined herein), to act as the conversion agent and the data processing records management agent (KBW in such capacities, the “Agent”) to the Company in connection with the Bank’s proposed reorganization into the mutual holding company form of organization and concurrent stock offering (the “Conversion”) pursuant to the Company’s Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the “Plan of Reorganization”). The Conversion will involve (i) the creation of a newly organized middle-tier stock holding company (the “Mid-Tier Holding Company”) and the creation of a newly formed mutual holding company (the “MHC”), (ii) pro forma for the Offerings (as defined below), (A) the full ownership of the Bank by the Mid-Tier Holding Company and (B) the ownership of greater than 50% of the outstanding common stock of the Mid-Tier Holding Company (the “Common Stock”) by the MHC and (iii) the offer and sale (or issuance in the case of a Charitable Foundation) of the Common Stock not to be owned by the MHC in accordance with the foregoing clause (ii) initially to eligible persons in a subscription offering (the “Subscription Offering”), with any remaining unsold shares of Common Stock to then be offered to the general public in a community offering (the “Community Offering”) and if necessary, through a syndicate of broker-dealers organized by KBW (a “Syndicated Community Offering”) (the Subscription Offering, Community Offering, and any Syndicated Community Offering are collectively referred to herein as the “Offerings”). The Bank, the MHC and the Mid-Tier Holding Company are collectively referred to herein as the “Company.”

This Agreement sets forth the terms and conditions of KBW’s engagement solely in its capacity as Agent. It is acknowledged that the terms of KBW’s engagement by the Company as exclusive financial advisor in the Conversion and as sole book running manager in the Offerings is set forth in a separate agreement entered into by and between KBW and the Bank (on behalf of both itself and the Company) on or about the date hereof (such separate agreement, the “Advisory Agreement”).

Keefe, Bruyette & Woods • 18 Columbia Turnpike • Florham Park, NJ 07932

973.549.4036 • Fax 973.549. 4034 • www.kbw.com

Federal Savings Bank

November 12, 2018

Description of Services.

As Agent, and as the Company may reasonably request, KBW will provide the services further described below (the “Services”):

1.	Consolidation of Accounts and Development of a Central File, including, but not limited to the following:

•	Consolidate accounts having the same ownership and separate the consolidated file information into necessary groupings to satisfy mailing requirements;

•	Create the master file of account holders as of key record dates; and

•	Provide software for the operation of the Company’s Stock Information Center, including subscription management and proxy solicitation efforts.

2.	Preparation of Proxy Forms; Proxy Solicitation and Special Meeting Services, including, but not limited to the following:

•	Assist the Company’s financial printer with labeling of proxy materials for voting;

•	Provide support for any follow-up mailings to members, as needed, including proxy grams and additional solicitation materials;

•	Proxy tabulation; and

•	Act as or support the Inspector of Election for the Bank’s special meeting of members, if requested, assuming the election is not contested.

3.	Subscription Services, including, but not limited to the following:

•	Establish and manage a Stock Information Center;

•	Assist in educating Company personnel;

•	Assist the Company’s financial printer with labeling of offering materials for subscribing for shares of Common Stock;

•	Provide support for any follow-up mailings to members, as needed, including additional solicitation materials;

•	Stock order form processing and production of daily reports and analysis;

•	Provide supporting account information to the Company’s legal counsel for “blue sky” research and applicable registration;

•	Assist the Company’s transfer agent with the generation and mailing of stock ownership statements;

•	Perform interest and refund calculations and provide a file to enable the Company or its transfer agent to generate interest and refund checks.

4.

Records Processing Services: As part of its Agent services provided hereunder, KBW will serve as the data processing records management agent (the “Records Agent”) to the Company with respect to the Offerings. As the Records Agent, KBW

Federal Savings Bank

November 12, 2018

will provide records processing services (the “Records Processing Services”) contemplated hereby and by the Terms (as defined below). Specific terms of such Records Processing Services shall be set forth in the Data Processing Records Management Engagement Terms (the “Terms”) which document is attached as Annex A hereto. The parties hereto expressly acknowledge and agree that: (i) the Terms form an integral part of this letter agreement and are incorporated in their entirety herein, (ii) in the event of any conflict between this letter agreement and the Terms, the Terms shall control and (iii) KBW expects to subcontract certain Records Processing Services, including without limitation certain integral data processing functions, to any one or more of its affiliates or to any other party (including non-affiliate third parties), as contemplated in the Terms.

Duties and Obligations.

KBW, as Agent, hereby agrees to perform the Services in a commercially reasonable manner and to comply with all timely, appropriate and lawful instructions received from duly authorized representatives of the Company. KBW makes no warranties regarding the rendering of the Services (including, without limitation, warranties of merchantability, security, accuracy, non-infringement, and fitness for a particular purpose), and no additional warranties may be implied from the terms of this Agreement. The Company will: (i) inform all of its authorized representatives, which may include attorneys, agents and advisors, that KBW shall act as the exclusive Agent and that they are authorized and directed to communicate with KBW and to promptly provide KBW with all information that is reasonably requested; (ii) cause KBW to have adequate notice of, and permit KBW to attend, meetings (whether in person or otherwise) where KBW’s attendance is, in the discretion of KBW, relevant, advisable or necessary; (iii) cause KBW to receive, as they become available, copies of the documents relating to the Plan of Reorganization, the Conversion and the Offerings, to the extent KBW believes that such documents are necessary or appropriate for it to perform the Services and (iv) cause KBW to have adequate advance notice of any proposed changes to the Plan of Reorganization, the proposed Services or the timetable of the Offerings. Failure by the Company to keep KBW timely and adequately informed or to provide KBW with complete and accurate necessary information on a timely basis shall excuse KBW’s delay in the performance of its Services and may be grounds for KBW to terminate the Services pursuant to this Agreement.

The actions to be taken by KBW hereunder are deemed by the parties to be ministerial only and not discretionary. KBW, in its capacity as Agent under this Agreement, shall not be called upon at any time to give any advice regarding implementing the Plan of Reorganization. The Company shall have the sole responsibility to make any and all decisions with respect to implementing the Plan of Reorganization, including but not limited to decisions regarding which customer bank accounts are to be included in accountholder records provided to KBW.

KBW expects to subcontract certain data processing functions integral to the Services with any one or more of its affiliates or with any other party. The fees and expenses of such subcontractor shall not be billed to the Company, unless otherwise agreed to by the parties hereto in writing. Such subcontractor shall agree to comply with the provisions of this Agreement set forth under the heading “Confidentiality and Consumer Privacy.”

Federal Savings Bank

November 12, 2018

Fees Payable to KBW.

For the Services described above, the Company agrees to pay KBW a non-refundable cash fee of $30,000 (the “Services Fee”). Such fee is based upon the requirements of current banking regulations, the Company’s Plan of Reorganization as currently contemplated, and the expectation that member data will be processed as of three key record dates. Any material changes in applicable regulations or the Plan of Reorganization, or delays requiring duplicate or replacement processing due to changes to record dates, may result in additional fees payable to KBW. The Services Fee shall be payable as follows: (i) $5,000 shall be payable immediately following the adoption of the Plan of Reorganization, which shall be non-refundable and deemed to be earned in full when paid and (ii) all remaining amounts shall be payable immediately upon the completion of the Offerings.

Costs and Expenses; Reimbursement.

The Company will bear all of expenses in connection with the Offerings and the matters contemplated by this Agreement. The Company shall also reimburse KBW for its reasonable out-of-pocket expenses incurred in connection with the Services, regardless of whether the Offerings are consummated, provided that such out-of-pocket expenses shall not exceed $5,000 without the Company’s written consent, which shall not be unreasonably withheld, conditioned or delayed. Typical expenses include, but are not limited to, additional programming costs, postage, overnight delivery, telephone and travel. Not later than two days before the closing of the Offerings, KBW will provide the Company with documentation of all reimbursable expenses of KBW, to be paid at closing. The provisions of this paragraph shall not apply to or in any way impair the indemnification, contribution or liability limitation provisions set forth in this Agreement.

Reliance on Information Provided.

The Company agrees to provide KBW with such information as KBW may reasonably require to carry out the Services under this Agreement (all such information so provided, the “Information”). The Company recognizes and confirms that KBW (a) will use and rely on and assume the accuracy and completeness of such Information in performing the Services contemplated by this Agreement without having independently verified or analyzed the accuracy or completeness of the same, and (b) does not assume responsibility or liability for the accuracy or completeness of the Information (including, without limitation, accountholder records provided or processed) or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

Federal Savings Bank

November 12, 2018

KBW, as Agent, may further rely upon the instructions and representations (whether oral or in writing) of the Company’s duly authorized representatives, without inquiry or investigation. KBW shall not be responsible for any action taken in reliance upon any signature, endorsement, assignment, certificate, order, request, notice or instruction (whether written or oral), or other instrument or document reasonably believed by it to be valid, genuine and sufficient in carrying out its duties hereunder. KBW shall not be liable or responsible, and shall be fully authorized and protected for, acting or failing to act in accordance with any oral instructions or requests.

KBW may consult with legal counsel chosen in good faith as to KBW’s obligations or performance under this Agreement, and KBW shall not incur any liability in acting in good faith in accordance with any advice from such counsel with respect to KBW’s obligations or performance under this Agreement.

Confidentiality and Consumer Privacy.

KBW acknowledges that a portion of the Information provided to it in connection with its engagement hereunder may contain confidential and proprietary business information concerning the Company (such Information, the “Confidential Information”). KBW agrees that, except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, it will treat as confidential all Confidential Information; provided, however, that KBW may disclose such Confidential Information to its agents and advisors who are assisting or advising KBW in performing its services hereunder and who have been instructed and have agreed to be bound by the terms and conditions of this paragraph before the disclosure of the Confidential Information. As used herein, the term “Confidential Information” shall not include information which (a) is or becomes available to the public other than as a result of a disclosure by KBW or its representatives in violation of this Agreement, (b) was available to KBW on a non-confidential basis prior to its disclosure to KBW or its representatives by the Company, or (c) becomes available to KBW on a non-confidential basis from a person other than the Company who is not known to KBW to be bound not to disclose such information pursuant to a contractual obligation of confidentiality to the Company. It is understood by the parties hereto that the receiving party shall be deemed to have satisfied its obligation to hold the Confidential Information confidential if it exercises the same care as it takes to preserve the confidentiality of its own similar information.

KBW further acknowledges that a portion of the Information provided to it in connection with its engagement hereunder will include nonpublic personal data regarding Company customers and bank account records. KBW agrees that such information shall be deemed to be “Confidential Information” under this Agreement and shall not be used or disclosed except in accordance with the terms of this Agreement and applicable law.

If at any time KBW is served with any judicial or administrative order, judgment, decree, motion, writ, or other form of judicial or administrative process which in any way affects any property of the Company, KBW is authorized to comply therewith in any reasonable manner as it or its legal counsel of its own choosing deems appropriate; provided that the Agent shall, if permissible by law or regulation, give notice thereof to the Company. If KBW complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, KBW shall not be liable to any of the parties, or to any other person or entity, even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

Federal Savings Bank

November 12, 2018

Limitations of Responsibilities.

KBW, as Agent, (a) shall have no duties or obligations other than the contractual obligations specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares of Common Stock represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of any offer in connection with the Offerings or otherwise; (c) shall not be obliged to take any legal action hereunder which might in its sole judgment involve any expense or liability, unless it shall have been furnished with indemnity satisfactory to it; and (d) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

The duties, responsibilities and obligations of KBW, as Agent, shall be limited to those expressly set forth herein, and no duties, responsibilities or obligations shall be inferred or implied. KBW, in its capacity as Agent, shall not be subject to, nor required to comply with, any other agreement between or among any or all of the parties hereto and/or any other person or entity, even though reference thereto may be made herein or therein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any person or entity other than the Company. Except as may otherwise specifically be set forth herein, KBW shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of its duties hereunder.

KBW, as Agent in furnishing services to the Company under this Agreement, is acting only as an independent contractor and is not a fiduciary of, nor will its entering into this Agreement give rise to fiduciary duties to, the Company. KBW does not undertake by this Agreement or otherwise to perform any obligation of the Company, whether regulatory, contractual, or otherwise. KBW has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by it under this Agreement unless otherwise provided in this Agreement. The Company understands and agrees that KBW may perform services substantially similar to those to be performed hereunder for others, and nothing herein is intended to restrict or prohibit KBW from performing such services for others.

No implied duties or obligations shall be read into this Agreement against KBW, and KBW, in its capacity as Agent, shall not be bound by any provision of any agreement between the Company and any other person or entity other than this Agreement, and KBW shall have no duty to inquire into, or to take into account its knowledge of, the terms and conditions of any agreement made or entered into in connection with this Agreement.

Federal Savings Bank

November 12, 2018

Indemnification; Contribution; Limitations of Liability.

The Company agrees to indemnify and hold harmless KBW and its affiliates, the respective partners, directors, officers, employees, and agents of KBW and its affiliates and each other person, if any, controlling KBW or any of its affiliates and each of their successors and assigns (KBW and each such person being an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, and reasonably related to or arising out of the engagement of KBW pursuant to, and the performance by KBW of the services contemplated by, this Agreement , and will reimburse any Indemnified Party for all expenses (including legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation, preparing for or defending any such action or claim whether or not in connection with pending or threatened litigation, or any action or proceeding arising therefrom, whether or not KBW is a party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from KBW’s bad faith or gross negligence or if the provision of indemnification by the Company would be prohibited by federal banking law and applicable regulations of the Federal Deposit Insurance Corporation (12 CFR Part 359).

If the indemnification provided for in the foregoing paragraph is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Company shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and KBW, on the other hand, of the engagement provided for in this Agreement or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and KBW, as well as any other relevant equitable considerations; provided, however, in no event shall KBW’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by KBW under this Agreement. For the purposes of this Agreement, the relative benefits to the Company and to KBW of the engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company in the Conversion and the Offerings that are the subject of the engagement hereunder, whether or not consummated, bears to (b) the fees paid or to be paid to KBW under this Agreement.

The Company also agrees that neither KBW, nor any of its affiliates nor any officer, director, employee or agent of KBW or any of its affiliates, nor any person controlling KBW or any of its affiliates, shall have any liability to the Company for or in connection with such engagement except for any such liability for losses, claims, damages, liabilities or expenses

Federal Savings Bank

November 12, 2018

incurred by the Company which are finally judicially determined to have resulted primarily from KBW’s bad faith or gross negligence. The foregoing agreement shall be in addition to any rights that KBW, the Company or any Indemnified Party may have at common law or otherwise, including, but not limited to, any right to contribution. For the sole purpose of enforcing and otherwise giving effect to the provisions of this Agreement, the Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this Agreement is brought against KBW or any other Indemnified Party.

KBW shall not be responsible nor liable for delays, errors or omissions arising from, relating to or made in connection with circumstances beyond its reasonable control, including but not limited to, acts or omissions of the Company or any of its advisors or agents, acts of governmental authorities, acts of civil commotion or riot, insurrection, acts of military authority, war or acts of war or terrorism, national emergencies, labor difficulties, fire, flood, weather-related problems, acts of God or nature, mechanical or electrical breakdown, computer problems, failure or unavailability of communications or power supply or any change in law or regulation materially affecting KBW or the Company.

In no event shall KBW be liable for: (i) acting in accordance with or relying upon any instruction, request, notice, demand, certificate, order or document from the Company or any authorized representative acting on its behalf or (ii) for any consequential, indirect, incidental, punitive, exemplary or special damages of any kind whatsoever (including but not limited to lost profits) even if KBW has been advised of the possibility of such damages. Any liability of KBW shall be limited to the amount of fees paid to KBW for the Services performed by KBW as Agent pursuant to this Agreement. A claim by Company for a return of fees paid to KBW by the Company for the Services performed as Agent pursuant to this Agreement shall be the sole and exclusive remedy for any damages. This limitation of liability is intended to apply to the full extent allowed by law, regardless of the grounds or nature of any claim asserted.

The Company agrees that it will not, without the prior written consent of KBW, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not KBW is an actual or potential party to such claim, action, suit, or proceeding) unless such settlement, compromise or consent includes an unconditional release of KBW from all liability arising out of such claim, action, suit or proceeding.

It is understood that KBW’s engagement referred to above may be embodied in one or more separate written agreements and that, in connection with such engagement, KBW may also be requested to provide additional services or to act for the Company in one or more additional capacities. The indemnification provided hereunder shall apply to said engagement, any such additional services or activities and any modification, and shall remain in full force and effect following the completion or termination of KBW’s engagement or this Agreement.

Federal Savings Bank

November 12, 2018

Commencement and Termination.

This Agreement shall commence immediately upon execution hereof by all parties and shall continue in force until the consummation or termination of the Conversion or the Offerings or the termination of this Agreement. This Agreement may only be terminated by the Company for cause due to action by KBW constituting a material violation of applicable law or a material breach of this Agreement, which breach remains uncured for ten (10) business days after written notice of such breach is delivered by the Company to KBW. This Agreement may only be terminated by KBW in the event of one or more of the following: (i) termination of the Advisor Agreement; (ii) circumstances described in this Agreement in the second paragraph under the heading “Miscellaneous”; (iii) action by the Company constituting a material violation of applicable law or a material breach of this Agreement (including as described in this Agreement in the first paragraph under the heading “Duties and Obligations” or failure to pay the fees and expenses of KBW as set forth herein), which breach remains uncured for ten (10) business days after written notice of breach is delivered by KBW to the Company or (iv) any proceeding in bankruptcy, reorganization, rehabilitation, guaranty fund action, receivership or insolvency is commenced by or against the Company, the Company shall become insolvent, or cease paying its obligations as they become due.

Survival of Obligations.

The covenants and agreements of the parties hereto, including those set forth under “Indemnification; Contribution; Limitations of Liability” above, will remain in full force and effect and will survive the consummation of the Conversion and the Offerings or the termination of this Agreement, and KBW, its affiliates, the officers, directors, employees and agents of KBW and any of its affiliates, and any person controlling KBW and any of its affiliates, shall be entitled to the benefit of the covenants and agreements thereafter.

Miscellaneous.

The parties hereto acknowledge that there are no third party beneficiaries to this Agreement, which is for the exclusive benefit of the parties hereto. No other person or entity or their respective heirs, successors and assigns shall be deemed to have any legal or equitable right, remedy or claim hereto.

In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by KBW hereunder, KBW will provide the Company a reasonable opportunity to resolve such uncertainty or ambiguity and in the event that such uncertainty or ambiguity is unresolved KBW may, in its sole discretion, take any action it deems appropriate or refrain from taking any action unless and until KBW receives written instructions from the Company clarifying the ambiguity or uncertainty, and KBW shall not be liable for acting or the failure to take any action during this period. In the event of any disagreement between the Company and any other person or entity resulting in adverse claims and demands

Federal Savings Bank

November 12, 2018

being made herein or affected hereby, KBW shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition under this Agreement, and in so doing shall be entitled to continue to refrain from acting until: (i) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court of competent jurisdiction or (ii) all differences shall have been settled by agreement among the adverse claimants and the Company or other persons or entities and KBW shall have been notified in writing of such agreement signed by the Company and the adverse person(s) or entity(ies). In the event of such disagreement, KBW may, but need not, tender into the registry or custody of any court of competent jurisdiction all property in KBW’s possession pursuant to the terms of this Agreement, together with such legal proceedings as KBW deems appropriate, and thereupon KBW shall be discharged from all further duties under this Agreement. The filing of any such legal proceeding shall not deprive KBW of compensation or expenses paid or payable hereunder for Services, and KBW shall not be liable with respect to any suspension of performance, delay or otherwise as a result of the tendering of such property. KBW shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve KBW in any cost, expense, loss or liability unless indemnification, as provided for in this Agreement, shall be furnished by the Company. KBW shall be indemnified, as provided for in this Agreement, for all reasonable costs (including employee time at the employee’s hourly rate determined by his annual salary) and reasonable attorneys’ fees and expenses in connection with any such action.

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes any other agreements, either oral or written, among the parties hereto with respect to the specific subject matter hereof, but not any engagement, underwriting, agency or other agreements among the parties pursuant to which KBW is acting as the Company’s financial advisor, underwriter, placement agent, investment banker or in any similar capacity, including without limitation the Advisory Agreement. Except as specifically set forth herein, each party hereto acknowledges that no representation, inducement, promise or agreement, written, oral or otherwise, has been made by any party, or anyone acting on behalf of any party, which is not embodied or expressly stated herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding in relation to the Services. The Company hereby acknowledges and agrees that: (i) KBW has made full and complete disclosure to the Company of the possibility or existence of any conflict of interest resulting from KBW serving as both data processing records management agent pursuant to this Agreement and as financial advisor, underwriter, placement agent, investment banker or in any similar capacity pursuant to the Advisory Agreement or any other separate agreement and (ii) having received full disclosure thereof, the Company hereby waives any such conflict of interest and consents to KBW serving in such dual capacity.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof. Any right to trial by jury with respect to any claim or action arising out of this Agreement or conduct in connection with the engagement is hereby waived by the parties hereto.

Federal Savings Bank

November 12, 2018

This Agreement may be executed in several counterparts, which taken together, shall constitute one and the same document. All section headings used herein are for convenience and ease of reference only and do not constitute part of this Agreement and shall not be referred to for the purpose of defining, interpreting, construing or enforcing any of the provisions of this Agreement. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties to this Agreement may require.

This Agreement may not be assigned by any party without the prior written consent of the other parties hereto and any purported assignment made in violation of the foregoing shall be void and have no legal effect; except that consent is not required for an assignment to a KBW affiliate or successor in interest. This Agreement may be modified only by a written amendment signed by all of the parties hereto and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged. No waiver of the breach of any provision or term of this Agreement shall be deemed or construed to be a waiver of any other or subsequent breach.

Should any term or provision, or portion of such provision, of this Agreement be invalid or unenforceable, the scope thereof or the period covered thereby or otherwise, such term, provision, or portion of such provision, shall be deemed to be reduced and limited to enable KBW or the Company, as applicable, to enforce it to the maximum extent permissible under the laws and public policies applied under the jurisdiction in which enforcement is sought. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement which shall be construed to preserve, to the maximum extent permissible, the intent and purposes of this Agreement. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such terms or provisions in any other jurisdiction.

All media releases, public announcements and public disclosures by either party or its agents relating to this Agreement or the subject matter of this Agreement, but not including any announcement intended solely for internal distribution at such party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of such party, shall be coordinated with and approved by the other party prior to the release thereof, which approval shall not be unreasonably withheld.

Federal Savings Bank

November 12, 2018

Notices.

Except as otherwise contemplated by this Agreement, all notices, demands, requests or other communications which may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement, other than in the normal course of conducting the Services, can be by certified or registered mail, personal delivery or transmitted by any standard form of telecommunication with proof of delivery addressed as follows:

(a)	If to the Agent:

Keefe, Bruyette & Woods, Inc.

18 Columbia Turnpike

Florham Park, NJ 07932

Attn: Robin P. Suskind

Telephone: (973) 549-4036

Fax: (973) 549-4034

If to the Company:

Federal Savings Bank

633 Central Avenue

Dover, NH 03820

Attn: James Brannen

Telephone: (603) 742-4680

Fax: (603) 742-7905

Federal Savings Bank

November 12, 2018

Each party may designate by notice in writing a new address/addressee to which any notice, demand, request or communication may thereafter be provided. If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ Robin P. Suskind
Robin P. Suskind
Managing Director

By:	/s/ Patricia McJoynt
Patricia McJoynt
Managing Director

Federal Savings Bank

By:	/s/ James Brannen	Date:	November 13, 2018
James Brannen
President & CEO

Annex A

Keefe, Bruyette & Woods

DATA PROCESSING RECORDS MANAGEMENT ENGAGEMENT TERMS

This document, which is integral to the Records Processing Services letter of the same date (together, the or this “Agreement”), applies to all records processing services (the “Services”) performed, unless a specific engagement letter is entered into for certain services. The Services are to be provided by Keefe, Bruyette & Woods (the “Agent”) to Federal Savings Bank and a new middle-tier stock holding company to be formed (together, the “Company”) in connection with a mutual holding company reorganization of Federal Savings Bank and related stock offering (the “Stock Offering”) to be conducted pursuant to a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the “Plan”).

Section 1 - DUTIES OF KEEFE, BRUYETTE & WOODS

a.) The Agent hereby agrees to perform the Services set forth in this Agreement in a commercially reasonable manner, to comply with all timely, appropriate and lawful instructions received from duly authorized representatives of the Company. The Agent makes no warranties regarding the rendering of the Services (including, without limitation, warranties of merchantability, security, accuracy, noninfringement, and fitness for a particular purpose), and no additional warranties may be implied from the terms of this Agreement. The Company will: (i) inform all of its authorized representatives, which may include attorneys, agents and advisors, that the Agent shall act as the exclusive data processing records management agent and that they are authorized and directed to communicate with the Agent and to promptly provide the Agent with all information that is reasonably requested; (ii) cause the Agent to have adequate notice of, and permit the Agent to attend, meetings (whether in person or otherwise) where the Agent’s attendance is, in the discretion of the Agent, relevant, advisable or necessary; (iii) cause the Agent to receive, as they become available, copies of the documents relating to the Plan, the mutual holding company reorganization and the Stock Offering, to the extent the Agent believes that such documents are necessary or appropriate for the Agent to perform the Services and (iv) cause the Agent to have adequate advance notice of any proposed changes to the Plan, the proposed Services or the Stock Offering timetable. Failure by the Company to keep the Agent timely and adequately informed or to provide the Agent with complete and accurate necessary information on a timely basis shall excuse the Agent’s delay in the performance of its Services and may be grounds for the Agent to terminate this Agreement pursuant to Section 2 hereof.

b.) The actions to be taken by the Agent hereunder are deemed by the parties to be ministerial only and not discretionary. The Agent, in its capacity as such, shall not be called upon at any time to give any advice regarding implementing the Plan. The Company shall have the sole responsibility to make any and all decisions with respect to implementing the Plan, including but not limited to decisions regarding which customer bank accounts are to be included in accountholder records provided to the Agent. The Agent may rely on records and information received and is not responsible for ensuring the completeness and accuracy of the accountholder records provided or processed.

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c.) The Agent may rely upon the instructions and representations (whether oral or in writing) of the Company’s duly authorized representatives, without inquiry or investigation. The Agent shall not be responsible for any action taken in reliance upon any signature, endorsement, assignment, certificate, order, request, notice or instruction (whether written or oral), or other instrument or document reasonably believed by it to be valid, genuine and sufficient in carrying out its duties hereunder. The Agent shall not be liable or responsible, and shall be fully authorized and protected for, acting or failing to act in accordance with any oral instructions or requests.

d.) The Agent may consult with legal counsel chosen in good faith as to Agent’s obligations or performance under this Agreement, and the Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel with respect to Agent’s obligations or performance under this Agreement.

e.) The Agent expects to subcontract certain data processing functions integral to the Services with any one or more of its affiliates or with any other party that the Agent believes, in good faith, is competent to perform the subcontracted services. The fees and expenses of such subcontractor shall not be billed to the Company, unless otherwise agreed to by the parties hereto in writing. Such subcontractor shall agree to comply with the provisions of this Agreement relating to Confidentiality (Section 3), Consumer Privacy (Section 4) and Process (Section 5).

f.) Neither Keefe, Bruyette & Woods nor any of its directors, managers, officers, employees, affiliates, subsidiaries or agents nor any of their respective controlling persons, heirs, representatives, estates, successors and assigns shall be liable, directly or indirectly, for any losses, claims, judgments, damages or expenses suffered or incurred by the Company, or any person claiming through it, arising out of or relating to the Services provided, other than for, subject to Section 1 g.) below, direct damages or expenses directly related solely to the bad faith, gross negligence or willful misconduct of the Agent as finally and specifically determined by a court of competent jurisdiction. Moreover, Keefe, Bruyette & Woods shall not be responsible nor liable for delays, errors or omissions arising from, relating to or made in connection with circumstances beyond its reasonable control, including but not limited to, acts or omissions of the Company or any of its advisors or agents, acts of governmental authorities, acts of civil commotion or riot, insurrection, acts of military authority, war or acts of war or terrorism, national emergencies, labor difficulties, fire, flood, weather-related problems, acts of God or nature, mechanical or electrical breakdown, computer problems, failure or unavailability of communications or power supply or any change in law or regulation materially affecting the Agent or the Company.

g.) The Agent shall not be liable for any action taken, suffered, or omitted by it or for any error or judgment made by it in the performance of its duties under this Agreement, except for acts or omissions directly relating solely to the Agent’s bad faith, gross negligence or willful misconduct as finally and specifically determined by a court of competent jurisdiction. In no event shall the Agent be liable for: (i) acting in accordance with or relying upon any instruction, request, notice, demand, certificate, order or document from the Company or any authorized representative acting on its behalf or (ii) for any consequential, indirect, incidental, punitive, exemplary or special damages of any kind whatsoever (including but not limited to lost profits) even if the Agent has been advised of the possibility of such damages. Any liability of the Agent shall be limited to the amount of fees paid to the Agent for the Services performed by the Agent pursuant to this Agreement, in accordance with Section 7 hereof.

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h.) The duties, responsibilities and obligations of the Agent shall be limited to those expressly set forth herein, and no duties, responsibilities or obligations shall be inferred or implied. The Agent, in its capacity as such, shall not be subject to, nor required to comply with, any other agreement between or among any or all of the parties hereto and/or any other person or entity, even though reference thereto may be made herein or therein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any person or entity other than the Company. Except as may otherwise be set forth herein, the Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of its duties hereunder.

i.) The parties hereto acknowledge that there are no third party beneficiaries to this Agreement, which is for the exclusive benefit of the parties hereto. No other person or entity or their respective heirs, successors and assigns shall be deemed to have any legal or equitable right, remedy or claim hereto.

j.) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Agent hereunder, the Agent will provide the Company a reasonable opportunity to resolve such uncertainty or ambiguity and in the event that such uncertainty or ambiguity is unresolved the Agent may, in its sole discretion, take any action it deems appropriate or refrain from taking any action unless and until the Agent receives written instructions from the Company clarifying the ambiguity or uncertainty, and the Agent shall not be liable for acting or the failure to take any action during this period. In the event of any disagreement between the Company and any other person or entity resulting in adverse claims and demands being made herein or affected hereby, the Agent shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition under this Agreement, and in so doing shall be entitled to continue to refrain from acting until: (i) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court of competent jurisdiction or (ii) all differences shall have been settled by agreement among the adverse claimants and the Company or other persons or entities and the Agent shall have been notified in writing of such agreement signed by the Company and the adverse person(s) or entity(ies). In the event of such disagreement, the Agent may, but need not, tender into the registry or custody of any court of competent jurisdiction all property in the Agent’s possession pursuant to the terms of this Agreement, together with such legal proceedings as the Agent deems appropriate, and thereupon the Agent shall be discharged from all further duties under this Agreement. The filing of any such legal proceeding shall not deprive the Agent of compensation or expenses paid or payable hereunder for Services, and the Agent shall not be liable with respect to any suspension of performance, delay or otherwise as a result of the tendering of such property. The Agent shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve the Agent in any cost, expense, loss or liability unless indemnification, satisfactory to the Agent, in its sole discretion, shall be furnished by the Company. The Agent shall be indemnified for all reasonable costs (including employee time at the employee’s hourly rate determined by his annual salary) and reasonable attorneys’ fees and expenses in connection with any such action.

Section 2 - COMMENCEMENT AND TERMINATION OF AGREEMENT

This Agreement shall commence immediately upon execution hereof by all parties and shall continue in force until the consummation or termination of the Stock Offering and mutual holding company reorganization or the termination of this Agreement. This Agreement may only be terminated by the Company for cause due to action by the Agent constituting a material violation of applicable law or a material breach of this Agreement, which breach remains uncured for ten (10) business days after written notice of such breach is delivered by the Company to the Agent. This

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Agreement may only be terminated by the Agent in the event of: one or more of the following: (i) termination of the separate agreement designating the Agent as conversion advisor and marketing agent related to the mutual holding company reorganization and related Stock Offering; (ii) circumstances described in Section 1 j.) hereof; (iii) action by the Company constituting a material violation of applicable law or a material breach of this Agreement (including as described in Section 1 a.) hereof) or failure to pay the fees and expenses of the Agent) which breach remains uncured for ten (10) business days after written notice of breach is delivered by Keefe, Bruyette & Woods to the Company or (iv) any proceeding in bankruptcy, reorganization, rehabilitation, guaranty fund action, receivership or insolvency is commenced by or against the Company, the Company shall become insolvent, or cease paying its obligations as they become due.

Section 3 - CONFIDENTIALITY

a.) The parties hereto will: (a) hold, and will cause their respective employees, officers, directors and authorized representatives (including attorneys, advisors and agents) to hold, in strict confidence, unless compelled to disclose by judicial, regulatory or administrative process and then (i) only with written notice prior to disclosure to the disclosing party and (ii) still maintaining the confidential status of any such documents and information, all documents and information, in any medium (the “Information”), concerning the disclosing party, whether the Information is furnished to the receiving party by the disclosing party or its representatives in connection with this Agreement or the Information is received, transmitted, created, generated or otherwise processed by the receiving party based, in whole or in part, upon the Information of the disclosing party, except to the extent that such Information can be shown to have been (A) previously known by the receiving party other than through a breach of a confidentiality agreement by a third party; (B) in the public domain through no fault of the receiving party or (C) later lawfully acquired by the receiving party from other sources) (the “Confidential Information”), (b) not use such Confidential Information except for the purposes set forth herein and (c) unless prior written consent is obtained, release Confidential Information only to persons described in this Section 3 (a). It is understood by the parties hereto that the receiving party shall be deemed to have satisfied its obligation to hold the Confidential Information confidential if it exercises the same care as it takes to preserve the confidentiality of its own similar information.

b.) The parties hereto agree to the use of facsimile, email and voicemail as means to communicate both sensitive and non-sensitive information related to the Services.

Section 4 - CONSUMER PRIVACY

a.) In connection with this Agreement, the Company will cause the Agent to be provided Information, which will include nonpublic personal data regarding customers and bank account records. Unless required by law or unless prior written consent is obtained from the Company, the Agent will not knowingly disclose any such nonpublic personal data except to persons described in Section 3 a.), in connection with performing the Services.

b.) The Agent (or its agents) has implemented and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, to prevent unauthorized access to or use of, and to ensure the proper disposal, of nonpublic personal data regarding customers and bank accounts records. Notwithstanding the foregoing, given the nature of electronic communications and the Internet, the Agent makes no absolute guarantees regarding the safety and security of any data transmitted over or accessible via the Internet or any other public networks.

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c.) Upon consummation of the Stock Offering or termination of this Agreement, at the written request of the Company, and at its sole expense, the Agent shall use its reasonable efforts to transfer to the Company or destroy all physical or electronic Confidential Information, including nonpublic personal data regarding customers and bank account records (excluding data, software and documentation proprietary to the Agent (or its agents)) and shall not retain copies of such data and documentation; provided however, that the Agent (and its agents) may retain copies to the extent necessary, but only for as long as necessary, to comply with legal, regulatory and archival requirements.

Section 5 - PROCESS

If at any time the Agent is served with any judicial or administrative order, judgment, decree, motion, writ, or other form of judicial or administrative process which in any way affects any property of the Company, the Agent is authorized to comply therewith in any reasonable manner as it or its legal counsel of its own choosing deems appropriate; provided that the Agent shall endeavor to give notice thereof to the Company. If the Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Agent shall not be liable to any of the parties, or to any other person or entity, even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

Section 6 - INDEMNIFICATION

The Company hereby agrees to indemnify and hold harmless the Agent, its directors, officers, employees, affiliates, subsidiaries, agents, and each of their controlling persons, if any (within the meaning of Section 15 of the Securities Act of 1933, as amended), or Section 20(a) of the Securities Exchange Act of 1934, as amended, and their respective heirs, representatives, successors and assigns (together, the “Agent Group”) against any loss, liability, claim or expense (“Loss”), joint or several, to which the Agent Group may become subject, under any federal or state law or regulation, at common law, in equity or otherwise, insofar as such Loss (or actions in respect thereof) arises out of or is based on or is in connection with or is related to this Agreement and the Services, except to the extent the Agent is finally found, by a court of competent jurisdiction, to have engaged in bad faith, willful misconduct or gross negligence or unless the provision of indemnification by the Company would be prohibited by federal banking law and regulations of the Federal Deposit Insurance Corporation (12 CFR Part 359). The Company agrees to advance or reimburse the Agent Group (or any one or more of them) within fifteen (15) business days of a written request therefor in connection with investigating, preparing or defending against any such loss, claim, damage, liability or action by the Agent Group (or any one or more of them). The indemnification obligations of the Company as provided above are in addition to any liabilities that the Company may have under other agreements, under common law or otherwise.

The Agent agrees to indemnify and hold harmless the Company, their directors and officers, agents, servants and employees and each of their controlling persons, if any (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Securities Exchange Act of 1934, as amended), and their respective heirs, representatives, successors and assigns (together, the “Company Group”) against any Loss, joint or several, as to which the Company Group may become

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subject, under any federal or state law or regulation, at common law, in equity or otherwise, insofar as such Loss (or actions in respect thereof) arises out of or is based on or is in connection with or is related to this Agreement and the Services, except to the extent the Company is finally found, by a court of competent jurisdiction, to have engaged in bad faith, willful misconduct or gross negligence. The Agent agrees to advance or reimburse the Company Group (or any one or more of them) within fifteen (15) business days of a written request therefor in connection with investigating, preparing or defending against any such loss, claim, damage, liability or action by the Company Group (or any one or more of them). The indemnification obligations of the Agent as provided above are in addition to any liabilities that the Company may have under other agreements, under common law or otherwise.

Section 7 - LIMIT OF LIABILITY

The Agent will provide the Services with due care, in a timely manner, so the provisions of this section establishing a limit of liability will not apply if, as determined in a judicial proceeding, we performed our services with bad faith, gross negligence or willful misconduct. However, our engagement with you is not intended to shift risks normally borne by you to us. With respect to any services or work product or this engagement for Services in general, the liability of the Agent and its personnel shall not exceed the fees we receive for the portion of the work giving rise to liability nor include any special, consequential, incidental, or exemplary damages or loss nor any lost profits, savings, or business opportunity. A claim by Company for a return of fees paid to the Agent by the Company for the Services performed by the Agent pursuant to this Agreement shall be the sole and exclusive remedy for any damages. This limitation of liability is intended to apply to the full extent allowed by law, regardless of the grounds or nature of any claim asserted.

Section 8 - SURVIVAL OF OBLIGATIONS

The covenants and agreements of the parties hereto, including Sections 6 and 7 above, will remain in full force and effect and will survive the consummation of the Stock Offering and mutual holding company reorganization or the termination of this Agreement, and the Agent Group shall be entitled to the benefit of the covenants and agreements thereafter.

Section 9 - AGREEMENT

a.) This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes any other agreements, either oral or written, among the parties hereto with respect to the specific subject matter hereof, but not any engagement, underwriting, agency or other agreements among the parties pursuant to which Keefe, Bruyette & Woods is acting as the Company’s financial advisor, underwriter, placement agent, investment banker or in any similar capacity. Except for Section 1 e) of this Agreement, each party hereto acknowledges that no representation, inducement, promise or agreement, written, oral or otherwise, has been made by any party, or anyone acting on behalf of any party, which is not embodied or expressly stated herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding in relation to the Services. The Company hereby acknowledges and agrees that: (i) Keefe, Bruyette & Woods has made full and complete disclosure to the Company of the possibility or existence of any conflict of interest resulting from Keefe, Bruyette & Woods serving as both data processing records management agent pursuant to this Agreement and as financial advisor, underwriter, placement agent, investment banker or in any similar capacity pursuant to a separate agreement and (ii) having received full disclosure thereof, the Company hereby waives any such conflict of interest and consents to Keefe, Bruyette & Woods serving in such dual capacity.

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b.) This Agreement may be enforced only by the parties hereto and shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each of the parties hereto hereby submits to the personal jurisdiction of, and each agrees that all proceedings relating hereto shall be brought in, courts located within the State of New York. Each of the parties waives the right to a trial by a jury. To the extent that in any jurisdiction any party hereto may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each party hereto waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder.

c.) This Agreement may be executed in several counterparts, which taken together, shall constitute one and the same document. All section headings used herein are for convenience and ease of reference only and do not constitute part of this Agreement and shall not be referred to for the purpose of defining, interpreting, construing or enforcing any of the provisions of this Agreement. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties to this Agreement may require.

d.) This Agreement may not be assigned by any party without the prior written consent of the other parties hereto and any purported assignment made in violation of the foregoing shall be void and have no legal effect; except that consent is not required for an assignment to a Keefe, Bruyette & Woods affiliate or successor in interest. This Agreement may be modified only by a written amendment signed by all of the parties hereto and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged. No waiver of the breach of any provision or term of this Agreement shall be deemed or construed to be a waiver of any other or subsequent breach.

e.) No implied duties or obligations shall be read into this Agreement against the Agent, and the Agent, in its capacity as such, shall not be bound by any provision of any agreement between the Company and any other person or entity other than this Agreement, and the Agent shall have no duty to inquire into, or to take into account its knowledge of, the terms and conditions of any agreement made or entered into in connection with this Agreement.

f.) Should any term or provision, or portion of such provision, of this Agreement be invalid or unenforceable, the scope thereof or the period covered thereby or otherwise, such term, provision, or portion of such provision, shall be deemed to be reduced and limited to enable Keefe, Bruyette & Woods or the Company, as applicable, to enforce it to the maximum extent permissible under the laws and public policies applied under the jurisdiction in which enforcement is sought. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement which shall be construed to preserve, to the maximum extent permissible, the intent and purposes of this Agreement. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such terms or provisions in any other jurisdiction.

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g.) The Agent, in furnishing services to the Company under this Agreement, is acting only as an independent contractor and is not a fiduciary of, nor will its entering into this Agreement give rise to fiduciary duties to, the Company. The Agent does not undertake by this Agreement or otherwise to perform any obligation of the Company, whether regulatory, contractual, or otherwise. The Agent has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by the Agent under this Agreement unless otherwise provided in this Agreement. The Company understands and agrees that the Agent may perform services substantially similar to those to be performed hereunder for others, and nothing herein is intended to restrict or prohibit the Agent from performing such services for others.

h.) All media releases, public announcements and public disclosures by either party or its agents relating to this Agreement or the subject matter of this Agreement, but not including any announcement intended solely for internal distribution at such party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of such party, shall be coordinated with and approved by the other party prior to the release thereof, which approval shall not be unreasonably withheld.

Section 10 - NOTICES

Except as otherwise contemplated by this Agreement, all notices, demands, requests or other communications which may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement, other than in the normal course of conducting the Services, can be by certified or registered mail, personal delivery or transmitted by any standard form of telecommunication with proof of delivery addressed as follows:

(a)	If to the Agent:

Keefe, Bruyette & Woods

18 Columbia Turnpike

Florham Park, NJ 07932

Attn: Robin P. Suskind

Telephone: (973) 549-4036

Fax: (973) 549-4034

If to the Company:

Federal Savings Bank

633 Central Avenue

Dover, NH 03820

Attn: James Brannen

Telephone: (603) 742-4680

Fax: (603) 742-7905

Each party may designate by notice in writing a new address/addressee to which any notice, demand, request or communication may thereafter be provided.

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November 12, 2018

Mr. James Brannen

President & CEO

Federal Savings Bank

633 Central Avenue

Dover, NH 03820

Dear Mr. Brannen:

This letter confirms the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”) by Federal Savings Bank (the “Bank”), on behalf of both itself and the Company (as defined herein), to act as the exclusive financial advisor and sole book running manager to the Company in the Offerings (as defined herein), in connection with the Bank’s proposed reorganization into the mutual holding company form of organization and concurrent stock offering (the “Conversion”), pursuant to the Company’s Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the “Plan of Reorganization”). The Conversion will involve (i) the creation of a newly organized middle-tier stock holding company (the “Mid-Tier Holding Company”) and the creation of a newly formed mutual holding company (the “MHC”), (ii) pro forma for the Offerings (as defined below), (A) the full ownership of the Bank by the Mid-Tier Holding Company and (B) the ownership of greater than 50% of the outstanding common stock of the Mid-Tier Holding Company (the “Common Stock”) by the MHC and (iii) the offer and sale (or issuance in the case of a charitable foundation) of the Common Stock not to be owned by the MHC in accordance with the foregoing clause (ii) initially to eligible persons in a subscription offering (the “Subscription Offering”), with any remaining unsold shares of Common Stock to then be offered to the general public in a community offering (the “Community Offering”) and if necessary, through a syndicate of broker-dealers organized by KBW (a “Syndicated Community Offering”) (the Subscription Offering, Community Offering, and any Syndicated Community Offering are collectively referred to herein as the “Offerings”). The Bank, the MHC and the Mid-Tier Holding Company are collectively referred to herein as the “Company.” This Agreement sets forth the terms and conditions of KBW’s engagement.

In addition, KBW will act as Conversion Agent and Data Processing Records Management Agent in connection with the Offerings pursuant to the terms of a separate agreement to be entered into by and between the Bank and KBW.

Keefe, Bruyette & Woods • 18 Columbia Turnpike • Florham Park, NJ 07932

973.549.4036 • Fax 973.549. 4034 • www.kbw.com

Federal Savings Bank

November 12, 2018

1.	Advisory/Offering Services

As the Company’s exclusive financial advisor, KBW will provide financial and logistical advice to the Company and will assist the Company’s management, legal counsel, accountants and other advisors in connection with the Reorganization and related issues. We anticipate our services will include the following, each as may be necessary and as the Company may reasonably request:

1.	Provide advice on the financial and securities market implications of the Conversion and any related corporate documents, including the Company’s Plan of Reorganization;

2.	Assist in structuring the Offerings, including developing and assisting in implementing a marketing strategy for the Offerings;

3.	Serve as sole bookrunning manager in connection with the Offerings;

4.

Reviewing all offering documents related to the Offerings, including the prospectus (the “Prospectus”) and any related offering materials, stock order forms, letters, brochures and other related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

5.	Assisting the Company in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

6.	Assist the Company in analyzing proposals from outside vendors retained in connection with the Offerings, including printers, transfer agents and appraisal firms;

7.	Assist the Company in the drafting and distribution of press releases as required or appropriate in connection with the Offerings;

8.	Meet with the board of directors/trustees of the Company (the “Board of Directors”) and/or management of the Company to discuss any of the above services; and

9.	Such other financial advisory and investment banking services in connection with the Offerings as may be agreed upon by KBW and the Company.

2.	Due Diligence Review

The Company acknowledges and agrees that KBW’s obligation to perform the services contemplated by this Agreement shall be subject to the satisfactory completion of such investigations and inquiries relating to the Company, and its directors, officers, agents and employees, as KBW and their counsel in their sole discretion my deem appropriate under the circumstances (the “Due Diligence Review”).

The Company agrees it will make available to KBW all information, whether or not publicly available, which KBW reasonably requests (the “Information”), and will permit KBW to discuss with the Board of Directors and management the operations and prospects of the Company. KBW will treat all Confidential Information (as defined herein) as confidential in accordance with the provisions of Section 9 hereof. The Company recognizes and confirms that KBW (a) will use and rely on and assume the accuracy and completeness of the Information in performing the services contemplated by this Agreement without having independently verified or analyzed the accuracy or completeness of same, and (b) does not assume responsibility or liability for the accuracy or completeness of the Information or to conduct any independent verification or any appraisal or physical inspection of properties or assets. The Company acknowledges and agrees that KBW will rely upon Company management as to the reasonableness and achievability of any financial and operating forecasts and projections provided to KBW, and that KBW will assume, at the

Federal Savings Bank

November 12, 2018

Company’s direction, that all financial forecasts and projections have been reasonably prepared by Company management on a basis reflecting the best then currently available estimates and judgments of management as to the expected future financial performance of the Company, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management.

3.	Regulatory Filings

The Company will cause the registration statement (the “Registration Statement”) and the Prospectus to be filed with the Securities and Exchange Commission (the “SEC”) and will cause all other offering documents in respect of the Conversion and the Offerings to be filed, as necessary or appropriate, with applicable regulatory agencies including the SEC, and the appropriate federal and/or state bank regulatory agencies. In addition, the Company and KBW agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offerings, and that the Company shall cause such counsel to prepare a Blue Sky Memorandum related to the Offerings including KBW’s participation therein and shall furnish KBW a copy thereof addressed to KBW or upon which counsel shall state KBW may rely. KBW will cause the Registration Statement and the Prospectus and all other offering documents in respect of the Conversion and the Offerings to be filed, as necessary or appropriate, with the Financial Industry Regulatory Authority (“FINRA”).

4.	Fees

For the services hereunder, the Company shall pay the following non-refundable cash fees to KBW, in the amounts at the times set forth below:

(a)

Management Fee: A non-refundable cash fee of $25,000 (the “Management Fee”) shall be payable by the Company to KBW, as follows: (i) $12,500 shall be paid immediately following the adoption of the Plan of Reorganization and (ii) $12,500 shall be paid immediately upon the initial filing of the Registration Statement. The Management Fee shall be deemed to have been earned in full when due. Should the Offerings or this Agreement be terminated for any reason, KBW shall have earned in full, and be entitled to be paid in full, all fees then due and payable as of such date of termination.

(b)	Success Fee: A success fee of $300,000 (the “Success Fee”) shall be paid upon the completion of Offerings.

(c)

Fees for Syndicated Community Offering: If any shares of the Common Stock remain unsold after the completion of the Subscription Offering and any Community Offering, at the request of the Company, KBW will seek to form a syndicate of registered broker-dealers to assist in a Syndicated Community Offering, on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement to be entered into by and between the Company and KBW. KBW will endeavor to distribute the Common Stock among broker-

Federal Savings Bank

November 12, 2018

dealers in a fashion which best meets the distribution objectives of the Company and the Conversion. In the event of a Syndicated Community Offering, KBW will be paid, in addition to (and not in lieu of) the Success Fee, a transaction fee not to exceed 6.0% of the aggregate purchase price of the shares of Common Stock sold in the Syndicated Community Offering. From this fee, KBW will pass onto selected broker-dealers (if any), who assist in the Syndicated Community Offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases affected with the assistance of a broker/dealer other than KBW shall be transmitted by KBW to such broker/dealer.

(d)

In connection with the Subscription Offering, if, as a result of any resolicitation of subscribers undertaken by the Company, KBW reasonably determines that it is required or requested to provide significant services, KBW will be entitled to additional compensation for such services, which additional compensation will not exceed $25,000.

The terms of any Agency Agreement (as defined herein) to be entered into between the Company and KBW in connection with the Offerings shall contain fee provisions no less favorable to KBW than those set forth above. To the extent required under applicable FINRA rules and regulations, the payment of compensation by the Company to KBW pursuant to this Section 4 is subject to FINRA’s review thereof.

5.	Additional Services

KBW further agrees to provide general financial advisory assistance to the Company that is not in the context of any contemplated transaction, for a period of three years following completion of the Offerings, including general strategic planning, the creation of a capital management strategy designed to enhance the value of the Company, including the formation of a dividend policy and share repurchase program, assistance with shareholder relations matters, general advice on mergers and acquisitions, and other related financial matters, without the payment by the Company of any fees in addition to those set forth in Section 4 hereof. Nothing in this Agreement shall require the Company to obtain such services from KBW. If KBW acts as a financial advisor to the Company in connection with any specific transactions, the terms of such engagement will be set forth in a separate agreement between the Company and KBW.

6.	Expenses

The Company will bear all expenses of the proposed Offerings customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, “Blue Sky,” and FINRA filing and registration fees; the fees of the Company’s accountants, attorneys, appraiser, business plan consultant, transfer agent and registrar, printing, mailing and marketing and syndicate expenses associated with the Offerings; the fees set forth in Section 4; and fees for “Blue Sky” legal work. If KBW incurs any expenses on behalf of Company in connection with the matters contemplated by this Agreement, the Company will reimburse KBW for such expenses.

Federal Savings Bank

November 12, 2018

KBW will also be reimbursed for its reasonable out-of-pocket expenses, not to exceed $25,000 (subject to the provisions of this paragraph), related to the Offerings, including, but not limited to, costs of travel, meals and lodging, virtual data room, clerical assistance, photocopying, telephone, facsimile, and couriers. KBW will also be reimbursed for fees and expenses of its counsel not to exceed $75,000 (subject to the provisions of this paragraph). These expense caps assume no unusual circumstances or delays, and no re-solicitation in connection with the Offerings. The Company acknowledges and agrees that, in the event unusual circumstances arise or a delay or resolicitation occurs (including but not limited to a delay in the Offerings which would require an update of the financial information in tabular form to reflect a period later than that set forth in the original filing of the offering documents), such expense caps may be increased by additional amounts, not to exceed an additional $10,000 in the case of additional out-of-pocket expenses of KBW and an additional $15,000 in the case of additional fees and expenses of KBW’s legal counsel. In no event shall out-of-pocket expenses, including fees and expenses of counsel, exceed $125,000. The provisions of this paragraph shall not apply to or in any way impair or limit the indemnification or contribution provisions contained herein.

7.	Limitations

The Company acknowledges that all opinions and advice (written or oral) given by KBW to the Company in connection with KBW’s engagement are intended solely for the benefit and use of the Company for the purposes of its evaluation of the proposed Offerings. Unless otherwise expressly stated in an opinion letter issued by KBW or otherwise expressly agreed, no one other than the Company is authorized to rely upon this engagement of KBW or any statements or conduct by KBW. The Company agrees that any such opinion or advice, as well as this Agreement (including any of the terms hereof) shall not be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to KBW be made by the Company or any of its representatives, without the prior written consent of KBW.

It is expressly understood and agreed that KBW is not undertaking to provide any advice relating to legal, regulatory, accounting or tax matters. In furtherance thereof, the Company acknowledges and agrees that (a) it and its affiliates have relied and will continue to rely on the advice of its own legal, tax and accounting advisors for all matters relating to the Conversion and the Offerings, and all other legal, tax and accounting matters and (b) neither it, or any of its affiliates, has received, or has relied upon, the advice of KBW or any of its affiliates regarding matters of law, regulation, taxation or accounting.

The Company acknowledges and agrees that KBW has been retained to act solely as financial advisor to the Company and not as an advisor to or agent of any other person, and the Company’s engagement of KBW is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against KBW or its affiliates, or their respective directors, officers, employees or agents. In such capacity, KBW shall act as an independent contractor, and any duties arising out of its engagement shall be owed solely to the Company. It is understood that KBW’s responsibility to the Company is solely contractual in nature and KBW does not owe the Company, or any other party, any fiduciary duty as a result of this Agreement.

Federal Savings Bank

November 12, 2018

8.	Benefit

This Agreement shall inure to the benefit of the parties hereto and their respective successors, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors; provided, however, that this Agreement shall not be assignable without the mutual consent of KBW and the Bank.

9.	Confidentiality

KBW acknowledges that a portion of the Information provided to it in connection with its engagement hereunder may contain confidential and proprietary business information concerning the Company (such Information, the “Confidential Information”). KBW agrees that, except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, it will treat as confidential all Confidential Information; provided, however, that KBW may disclose such Confidential Information to its agents and advisors who are assisting or advising KBW in performing its services hereunder and who have been instructed to be bound by the terms and conditions of this paragraph. As used herein, the term “Confidential Information” shall not include information which (a) is or becomes available to the public other than as a result of a disclosure by KBW or its representatives in violation of this Agreement, (b) was available to KBW on a non-confidential basis prior to its disclosure to KBW or its representatives by the Company, or (c) becomes available to KBW on a non-confidential basis from a person other than the Company who is not known to KBW to be bound not to disclose such information pursuant to a contractual obligation of confidentiality to the Company.

The Company hereby acknowledges and agrees that all presentation materials and financial models used by KBW in performing its services hereunder have been developed by and are proprietary to KBW. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of KBW.

10.	Advertisements

The Company agrees that, following the closing of the Offerings, KBW has the right to place advertisements in financial and other newspapers and journals at its own expense, describing its services to the Company and a general description of such offering. In addition, the Company agrees to include in any press release or public announcement announcing any such offering a reference to KBW’s role as financial advisor and sole book-running manager with respect to the Offerings, provided that the Company will submit a copy of any such press release or public announcement to KBW for its prior approval, which approval shall not be unreasonably withheld or delayed.

Federal Savings Bank

November 12, 2018

11.	Indemnification

As KBW will be acting on behalf of the Company in connection with the Conversion and the Offerings, the Company agrees to indemnify and hold harmless KBW and its affiliates, the respective partners, directors, officers, employees and agents of KBW and its affiliates and each other person, if any, controlling KBW or any of its affiliates and each of their successors and assigns (KBW and each such person being an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, and reasonably related to or arising out of the Conversion or the Offerings or the engagement of KBW pursuant to, or the performance by KBW of the services contemplated by, this Agreement, and will reimburse any Indemnified Party for all expenses (including legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation, preparing for or defending any such action or claim whether or not in connection with pending or threatened litigation, or any action or proceeding arising therefrom, whether or not KBW is a party; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (a) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by KBW expressly for use therein or (b) to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from KBW’s gross negligence or bad faith of KBW. Furthermore, the Company shall not be liable to an Indemnified Party if the provision of indemnification by the Company is prohibited by federal banking law and regulations of the Federal Deposit Insurance Corporation (12 CFR Part 359).

If the indemnification provided for in the foregoing paragraph is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Company shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and KBW, on the other hand, of the engagement provided for in this Agreement or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and KBW, as well as any other relevant equitable considerations; provided, however, in no event shall KBW’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by KBW under this Agreement. For the purposes of this Agreement, the relative benefits to the Company and to KBW of the engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company in the Conversion and the Offerings that are the subject of the engagement hereunder, whether or not consummated, bears to (b) the fees paid or to be paid to KBW under this Agreement.

Federal Savings Bank

November 12, 2018

The Company also agrees that neither KBW, nor any of its affiliates nor any officer, director, employee or agent of KBW or any of its affiliates, nor any person controlling KBW or any of its affiliates, shall have any liability to the Company for or in connection with such engagement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulted primarily from KBW’s bad faith or gross negligence. The foregoing agreement shall be in addition to any rights that KBW, the Company or any Indemnified Party may have at common law or otherwise, including, but not limited to, any right to contribution. For the sole purpose of enforcing and otherwise giving effect to the indemnification and contribution provisions of this agreement, the Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this agreement is brought against KBW or any other indemnified party.

The Company agrees that it will not, without the prior written consent of KBW, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not KBW is an actual or potential party to such claim, action, suit, or proceeding) unless such settlement, compromise or consent includes an unconditional release of KBW from all liability arising out of such claim, action, suit or proceeding.

12.	Term; Definitive Agreement and Conditions to Services

This Agreement reflects KBW’s present intention of proceeding to work with the Company on the proposed Offerings. No legal and binding obligation is created on the part of the Company or KBW with respect to the subject matter hereof, except as to (i) the agreement to maintain the confidentiality of Confidential Information set forth in Section 9, (ii) the payment of certain fees as set forth in Section 4, (iii) the payment of expenses as set forth in Section 6, (iv) the limitations set forth in Section 7, (v) the limitations of liability, the indemnification and contribution obligations and the other provisions set forth in Section 11 and (iv) those terms as may be set forth in a mutually agreed upon agency agreement between KBW and the Company to be executed prior to commencement of the Offerings (the “Agency Agreement”), all of which, notwithstanding anything to the contrary that may be contained herein, shall constitute the binding obligations of the parties hereto and which shall survive any termination of this Agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect.

The Company acknowledges and agrees that KBW’s provision of services in connection with the Conversion and the Offerings, as contemplated herein, is expressly subject to (a) satisfactory completion of Due Diligence Review by KBW, (b) the preparation of a Registration Statement and Prospectus and other offering materials that are satisfactory to KBW in form and substance, (c) compliance with all applicable legal and regulatory requirements to the reasonable satisfaction of KBW and its counsel, (d) market conditions (including at the time of any of the proposed Offerings), (e) approval of KBW’s internal committee and (f) any other conditions that KBW may reasonably deem appropriate for the transactions contemplated hereby.

Federal Savings Bank

November 12, 2018

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof. Any right to trial by jury with respect to any claim or action arising out of this Agreement or conduct in connection with the engagement is hereby waived by the parties hereto.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning an original copy of this Agreement to the undersigned.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ Robin P. Suskind
Robin P. Suskind
Managing Director

By:	/s/ Patricia McJoynt
Patricia McJoynt
Managing Director

Federal Savings Bank

By:	/s/ James Brannen	Date:	November 13, 2018
James Brannen
President & CEO